STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made as of the 13th day of July, 2006, by and among Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), Providence Equity Partners IV L.P., a Delaware limited partnership (“Providence Equity IV”), and Providence Equity Operating Partners IV L.P., a Delaware limited partnership (“Providence Equity Operating IV” and, together with Providence Equity IV, the “Sellers”).

WHEREAS, each of the Sellers owns the number of shares of common stock, $0.01 par value, of the Company (the “Common Stock”) set forth opposite such Seller’s name on Schedule I hereto; and

WHEREAS, each Seller wishes to sell, assign and transfer to the Company, and the Company wishes to repurchase from each Seller the number of shares of Common Stock (the “Shares”) set forth opposite such Seller’s name on Schedule I hereto, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and for good and valuable consideration, the parties hereto agree as follows:

Section 1. Purchase and Sale of Shares.

(a) At the Closing, and subject to the terms and conditions hereof, the Sellers will sell and transfer to the Company, and the Company will repurchase from the Sellers, all of the Shares. In connection with such sale and transfer, each Seller will deliver the stock certificates evidencing the Shares to be sold by such Seller to the Transfer Agent (as provided in Section 2(a), below). In exchange for such sale and transfer, the Company will pay each Seller the amount set forth opposite such Seller’s name on Schedule II hereto (the “Repurchase Consideration”), representing a per Share price of $15.00.

(b) The closing of the purchase and sale of the Shares (the “Closing”) shall take place at 10:00 a.m. New York City time on July 28, 2006 at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, NY 10036, or on such other date, or at such other time or place as the parties shall mutually agree; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Section 5 hereof shall not be satisfied or waived by the party entitled to the benefit of such condition, subject, however, to the provisions of Section 6.

Section 2. Deliveries at Closing.

On the date of the Closing:

(a) Each Seller shall transfer or cause to be transferred to Computershare Trust Company, N.A., (the “Transfer Agent”) on behalf of the Company, the stock certificates representing the Shares, duly endorsed in blank for transfer (or together with a stock power duly endorsed in blank for such stock certificate) and accompanied by a medallion signature guarantee.

(b) The Company shall deliver or cause to be delivered to each Seller: (i) the Repurchase Consideration by wire transfer in immediately available funds to an account designated by such Seller and (ii) a copy, certified by the corporate secretary of the Company, of the Board resolution of the Company approving this Agreement and the repurchase of the Shares.

(c) The Sellers shall deliver to the Company, and the Company shall deliver to the Sellers, the certificates set forth in Sections 5(a)(iv) and 5(b)(iii) hereof, respectively.

Section 3. Company Representations. In repurchasing the Shares, the Company represents and warrants to the Sellers that:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into, execute, deliver and perform this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be limited by laws relating to bankruptcy, reorganization, insolvency or similar laws in effect that affect the enforcement of creditors’ rights generally and by the availability of injunctive relief, specific performance and other equitable remedies.

(c) The Company has not engaged any investment banker, broker, or finder in connection with the repurchase of the Shares hereunder and no broker’s or similar fee is payable by the Company or any of its affiliates in connection with the repurchase of the Shares hereunder for which the Sellers or any of their affiliates may become responsible.

(d) Subject to the fulfillment of the condition set forth in Section 5(a)(i) below, the repurchase of the Shares by the Company will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to the Company or the certificate of incorporation or bylaws of the Company or the terms of any indenture or other agreement or instrument to which the Company is a party or bound, or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Company of the repurchase of the Shares hereunder.

(f) Except for the express representations and warranties contained in this Agreement, none of the Sellers, nor any of their respective affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to the Company.

Section 4. Seller Representations. Each Seller represents and warrants to the Company, severally as to itself and not as to any other Seller, that:

(a) Such Seller is a limited partnership validly existing under the laws of the State of Delaware. Such Seller has the requisite partnership power and authority to enter into, execute, deliver and perform this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforcement may be limited by laws relating to bankruptcy, reorganization, insolvency or similar laws in effect that affect the enforcement of creditors’ rights generally and by the availability of injunctive relief, specific performance and other equitable remedies.

(c) Such Seller is the record and beneficial owner of the shares of the Company’s Common Stock set forth opposite such Seller’s name on Schedule I, and upon the Closing will transfer to the Company, good and valid title to all of the Shares owned by such Seller, free and clear of any liens, claims, security interests, restrictions, options or other encumbrances of any kind. Such Seller has not granted or otherwise permitted to exist any option of any sort with respect to the Shares owned by such Seller or any right to acquire the Shares owned by such Seller or any interest therein or encumbrance thereon other than to the Company under this Agreement.

(d) The transfer of the Shares owned by such Seller will not conflict with, result in a breach or violation of, or constitute a default under, any law applicable to such Seller or the limited partnership agreement or other organizational documents, as applicable, of such Seller or the terms of any indenture or other agreement or instrument to which such Seller is a party or bound, or any judgment, order or decree applicable to such Seller of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over such Seller.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by such Seller of the sale of the Shares owned by such Seller hereunder.

(f) The Seller has independently investigated and evaluated the value of the Shares owned by such Seller and the financial condition and affairs of the Company without reliance upon any information from the Company or its affiliates other than what is available publicly. Based upon its independent analysis, together with information obtained from sources other than the Company and its affiliates, such Seller has reached its own business decision to effect the sale of Shares owned by such Seller contemplated hereby. Such Seller acknowledges that the Company may be in possession of material non-public information that has not been disclosed to such Seller and is making its investment decision at its own risk.

(g) Such Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that will increase the price of the Shares owned by such Seller, and that such Seller would be deprived of the opportunity to participate in any gain that might have resulted if such Seller had not transferred the Shares owned by such Seller to the Company hereunder.

(h) Such Seller has not engaged any investment banker, broker, or finder in connection with the repurchase of Shares hereunder and no broker’s or similar fee is payable by such Seller or any of its affiliates in connection with the transfer of the Shares owned by such Seller hereunder for which the Company or any of its affiliates may become responsible.

(i) Such Seller has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Securities Exchange Act of 1934, or otherwise, stabilization or manipulation of the price of any security of the Company in connection with the transfer of the Shares owned by such Seller hereunder.

(j) Except for the express representations and warranties contained in this Agreement, neither the Company, nor any of its affiliates, attorneys, accountants and financial and other advisors, has made any representations or warranties to such Seller.

Section 5. Conditions to Closing.

(a) The obligation of the Company to close the transactions contemplated hereby is subject to the fulfillment or waiver of the following conditions on or prior to the Closing:

(i)	The amendment to the Company’s Second Amended and Restated Credit Agreement, dated February 23, 2005, as amended, among the Company, Consolidated Communications, Inc., Consolidated Communications Acquisition Texas, Inc., the lenders referred to therein and Citicorp North America, Inc. attached hereto as Exhibit A shall have become effective in accordance with its terms and the conditions to the funding of the additional Term D Loans (as defined therein) shall have been satisfied such that the proceeds of such additional Term D Loans shall be available to pay the Repurchase Consideration provided for herein.

(ii)	The representations and warranties made by each Seller shall be true and correct in all material respects on and as of the Closing as if originally made on and as of the Closing.

(iii)	The Sellers shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by Sellers under this Agreement at or prior to the Closing.

(iv)	The Company shall have received a certificate signed by an authorized officer of each Seller to the effect that the conditions set forth in Sections 5(a)(ii) and 5(a)(iii) have been satisfied.

(b) The obligation of the Seller to close the transactions contemplated hereby is subject to the fulfillment or waiver of the following conditions on or prior to the Closing:

(i)	The representations and warranties made by the Company shall be true and correct in all material respects on and as of the Closing as if originally made on and as of the Closing.

(ii)	The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by the Company under this Agreement at or prior to the Closing.

(iii)	Each Seller shall have received a certificate signed by an authorized officer of the Company to the effect that the conditions set forth in Sections 5(b)(i) and 5(b)(ii) have been satisfied.

(c) The obligations of each party to this Agreement to close the transactions contemplated hereby are subject to the fulfillment of the condition that, on or prior to the Closing, no order, state, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental authority indicating an intent to restrain, prevent or delay or restructure the transactions contemplated by this Agreement.

(d) Each of the parties to this Agreement shall use their reasonable best efforts to take or cause to be performed and fulfilled all conditions precedent to its obligations to consummate the transactions contemplated by this Agreement and to otherwise comply with the terms of this Agreement.

Section 6. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Sellers; or

(b) by the Company or the Sellers if the Closing shall not have occurred on or before August 15, 2006.

Section 7. Miscellaneous.

(a) The Company will furnish the Sellers with a copy of the press release announcing, and the Form 8-K disclosing, this Agreement a reasonable amount of time prior to the publication or filing thereof and shall not make such publication or filing without the consent of the Sellers (not to be unreasonably withheld or delayed).

(b) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supercedes any and all prior agreements related to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein. The respective agreements, representations, warranties and other statements of the Company and the Sellers, as set forth in this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Company or any Seller or any of their respective officers, directors or affiliates, and shall survive delivery of and payment for the Shares. This Agreement may not be assigned by a Seller without the written consent of the Company and any such assignment without its written consent shall be void.

(c) This Agreement may be amended only by written agreement of a subsequent date between the parties hereto.

(d) Each party agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

(e) This Agreement shall be governed by and construed under the domestic, substantive laws of the State of New York (without giving effect to any conflict of law or other aspect of New York law that might result in the application of any law other than that of the State of New York).

(f) This Agreement may be executed in one or more counterparts, each of which constitutes an original and is admissible in evidence, and all of which constitute one and the same agreement.

(g) Each party shall bear its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By: /s/ Robert J. Currey
Name: Robert J. Currey
Title: President and Chief Executive Officer

PROVIDENCE EQUITY PARTNERS IV L.P.

By: Providence Equity GP IV L.P., its general partner

By: Providence Equity Partners IV L.L.C., its general partner

By: /s/ Mark A. Pelson

Name: Mark A. Pelson Title: Managing Director

PROVIDENCE EQUITY OPERATING PARTNERS IV L.P

By: Providence Equity GP IV L.P., its general partner

By: Providence Equity Partners IV L.L.C., its general partner

By: /s/ Mark A. Pelson

Name: Mark A. Pelson Title: Managing Director

Schedule I

Seller	Shares of Common Stock owned
Providence Equity Partners IV L.P.	3,770,219

Providence Equity Operating Partners IV L.P.	12,160

Schedule II

Seller	Repurchase Consideration
Providence Equity Partners IV L.P.	$56,553,285

Providence Equity Operating Partners IV L.P.	$182,400

Exhibit A

AMENDMENT NO. 4, dated as of July [ ], 2006 (this “Amendment”), to the Second Amended and Restated Credit Agreement dated as of February 23, 2005, as amended as of April 22, 2005, June 3, 2005 and November 25, 2005 (as further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. (“Holdings”), CONSOLIDATED COMMUNICATIONS, INC., an Illinois corporation (the “CCI Borrower”), CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC., a Delaware corporation (the “TXU Borrower” and together with the CCI Borrower, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”), CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, COBANK, ACB, as documentation agent (in such capacity, the “Documentation Agent”), CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch (“CSFB”), and DEUTSCHE BANK SECURITIES INC., as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and CSFB and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as joint lead arrangers and joint bookrunners (in such capacity, the “Joint Lead Arrangers”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

WHEREAS, Section 9.08(b) of the Credit Agreement provides that the Borrowers may, with the consent of the Requisite Lenders, amend the Credit Agreement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments. The Credit Agreement is hereby amended effective as of the date hereof as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in alphabetical order:

“Amendment No. 4 Effectiveness Date” means the date upon which each of the conditions set forth in Section 3 of Amendment No. 4 is satisfied.

“New Term D Loans” means $45,000,000 aggregate principal amount of Incremental Term Loans borrowed by the Borrowers following the Amendment No. 4 Effectiveness Date as contemplated by Section 2.21 of the Credit Agreement.

“Providence Repurchase” means the repurchase within 60 days of the Amendment No. 4 Effectiveness Date of common stock of Holdings for aggregate cash consideration not to exceed $60,000,000 which shall be funded from (x) cash on hand of up to $15,000,000 and (y) the balance by a borrowing of the New Term D Loans.

(b) Section 1.01 of the Credit Agreement is hereby amended effective as of the Amendment No. 4 Effectiveness Date by deleting the definition of “Applicable Rate” contained therein and replacing it with the following:

“Applicable Rate” means, for any day, (i) with respect to Term D Loans, (A) in the case of ABR Loans, 1.00% per annum, and (B) in the case of Eurodollar Loans, 2.00% per annum, and (ii) with respect to Revolving Loans, the applicable rate per annum set forth in the table below (x) under the caption “ABR Loans Spread,” in the case of ABR Loans, and (y) under the caption “Eurodollar Loans Spread,” in the case of Eurodollar Loans, in each case based upon the Total Net Leverage Ratio as of the most recent determination date:

Total Net Leverage Ratio	ABR Loans Spread	Eurodollar Loans Spread

>4.75 to 1.0	1.50%	2.50%

<4.75 to 1.0

>4.0 to 1.0	1.25%	2.25%

<4.0 to 1.0

>3.50 to 1.0	1.00%	2.00%

<3.50 to 1.0	0.75%	1.75%

For purposes of such calculation of the Applicable Rate with respect to Revolving Loans on and after the Trigger Date, (i) the Total Net Leverage Ratio shall be determined as of the end of each Fiscal Quarter of Holdings’ Fiscal Year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate calculating the Total Net Leverage Ratio. If at any time the Borrowers have not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Applicable Rate shall be the highest rate set forth in the table above until such time as the Borrowers have provided the information required under Section 5.01(a) or (b). Within one (1) Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.”

(c) Section 1.01 of the Credit Agreement is hereby amended by replacing the word “and” at the end of clause (a)(v) in the definition of “Consolidated EBITDA” with “,”, inserting the word “and” at the end of clause (a)(vi) and inserting a new subclause (vii) as follows:

(vii) fees and expenses in connection with the Providence Repurchase and the borrowing of the New Term D Loans

(d) Section 1.01 of the Credit Agreement is hereby amended by deleting clause (g) of the definition of “Consolidated EBITDA” and replacing it with the following:

(g) plus (x) the first $15.0 million of other expenses relating to the integration of the Acquired Business incurred after the Effective Date, during the 2004 Fiscal Year and the 2005 Fiscal Year, (y) up to $1.0 million of billing integration costs in connection with the 2006 Fiscal Year. up to $0.5 million of billing integration costs in the 2007 Fiscal Year. up to $2.0 million of severance costs in the 2006 Fiscal Year and up to $1.5 million of severance costs in the 2007 Fiscal Year and (z) up to $750,000 of one-time costs in the 2006 Fiscal Year in connection with Sarbanes-Oxley compliance, in each case, as specified in reasonable detail in the Compliance Certificates delivered pursuant to Section 5.01 for the applicable periods within such Fiscal Years,

(e) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Excess Subject Payment Amount” in its entirety and replacing it with the following:

“Excess Subject Payment Amount” means, for any Fiscal Quarter, the amount by which the amount of Subject Payments in such Fiscal Quarter exceeded the sum of (x) (A) $11,875,000 for any Fiscal Quarter ending on or prior to June 30, 2006 or (B) $10,410,000 for any Fiscal Quarter ending after June 30, 2006 plus (y) the amount of pro rata dividends paid on shares of Class A Common Stock of Holdings reserved for issuance on the Restatement Effective Date under Holdings’ restricted share plan.

(f) Section 6.07 of the Credit Agreement is hereby amended by deleting the reference to “and” at the end of clause (xi), replacing the “.” at the end of clause (xii) with “; and” and inserting a new clause (xiii) as follows:

(xiii) so long as no Default has occurred and is continuing or would result therefrom, the Providence Repurchase shall be permitted.

Section 2. Consent. The Requisite Lenders hereby consent to the prepayment of interest on the Term D Loans on the date of the Borrowing of the New Term D Loans (even if such date is not the last day of the Interest Period applicable to the Term D Loans), together with any amounts due pursuant to Section 2.17 of the Credit Agreement.

Section 3. Effectiveness. This Amendment will become effective upon receipt by the Administrative Agent of:

(a) executed signature pages hereto from the Requisite Lenders under and as defined in the Credit Agreement and each of the other parties listed on the signature pages hereto.

(b) a supplement to the Credit Agreement signed by the Administrative Agent and the other parties to the Credit Agreement providing for the New Term D Loans and lender addendums from one or more Lenders who have agreed to provide the New Term D Loans.

(c) an officers’ certificate of the Borrowers’ stating that on the Amendment No. 4 Effectiveness Date no Default has occurred and is continuing under the Credit Agreement and the representations and warranties made by each Loan Party set forth in Article III of the Credit Agreement and in the other Loan Documents are true and correct with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date).

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

CONSOLIDATED COMMUNICATIONS ACQUISITION TEXAS, INC.,
as Co-Borrower

By:

Name:

Title:

CONSOLIDATED COMMUNICATIONS, INC.,
as Co-Borrower

By:

Name:

Title:

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:

Name:

Title:

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By:

Name:

Title:

      ,
as a Lender

By:

Name:

Title: